Exhibit 99.1
PACKETEER®, INC. ANNOUNCES THIRD QUARTER FINANCIAL RESULTS
CUPERTINO, Calif. — October 18, 2007 — Packeteer®, Inc. (NASDAQ: PKTR), the global leader in WAN Application Optimization, today announced results of operations for the quarter ended September 30, 2007.
Net revenues for the third quarter 2007 were $36.4 million, compared with $36.0 million for the third quarter 2006. Net revenues also increased sequentially from the $32.4 million reported in the second quarter 2007. GAAP net loss for the third quarter 2007 was $1.9 million or $(0.05) per diluted share. This compares to third quarter 2006 GAAP net income of $0.3 million or $0.01 per diluted share. Net revenues for the nine months ended September 30, 2007 were $103.6 million compared to $102.4 million for the nine months ended September 30, 2006.
Non-GAAP net income for the third quarter 2007 was $0.7 million or $0.02 per diluted share, compared to non-GAAP net income for the third quarter 2006 of $5.0 million or $0.14 per diluted share. Non-GAAP net income (loss) includes adjustments for stock-based compensation and amortization of purchased intangible asset and in-process research and development, net of the related tax impact. See our “Reconciliation of GAAP Net Income to Non-GAAP Net Income” for further information.
Total cash and investments of $79.7 million at September 30, 2007 decreased by $1.6 million from the balances of $81.3 million at June 30, 2007, due primarily to decreases in accounts payable and accrued liabilities, as well as decreased deferred revenue, partially offset by a decrease in accounts receivable. Accounts receivable of $21.8 million at September 30, 2007 represented 55 days sales outstanding, compared to $24.1 million representing 67 days sales outstanding (DSO) at June 30, 2007. Total inventories decreased to $8.5 million at September 30, 2007, compared to $9.2 million at June 30, 2007, primarily due to increased inventory reserves.
“We are encouraged by our reported financial results for the third quarter 2007,” said Dave Côté, President and CEO of Packeteer. “Although our product transition programs are not yet complete, we have high expectations regarding the continuing rollout of our very competitive acceleration product family and ongoing development of important future products. We are also very excited about the recently announced new leadership in our sales and marketing organizations. We believe that these factors, among others, will allow us to accelerate our business early next year.”
“To position ourselves for 2008, we are planning on increased investments during the next quarter, particularly in our sales and marketing initiatives, as well as our existing new product development programs. This may delay our return to profitability in the near term. However, until we return to our historical rate of revenue growth, we will continue to monitor and limit lower priority expenses.”
A Conference Call with company management will be held October 18, 2007 at 2:00 pm Pacific Time. The call will be simulcast on the Internet at www.packeteer.com and www.companyboardroom.com. A replay of the call will be available on the website until October 25, 2007. Management’s accompanying script will remain on the website. Additional investor information can be accessed at www.packeteer.com or by calling Packeteer’s Investor Relations Department at (408) 873-4422.
About Packeteer
Packeteer (NASDAQ: PKTR) is the global market leader in Application Traffic Management for wide area networks. Deployed at more than 7,000 companies in 50 countries, Packeteer solutions empower IT organizations with patented network visibility, control, and acceleration capabilities delivered through a family of intelligent, scalable appliances. For more information, contact Packeteer via telephone at +1 (408) 873-4400, fax at + 1 (408) 873-4410, or by email at info@packeteer.com, or visit the Company’s website at www.packeteer.com. Packeteer is headquartered in Cupertino, CA.

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Safe Harbor Clause
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Packeteer’s expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements include, but are not limited to, express or implied statements regarding future revenue growth and profitability, spending levels by existing and prospective customers, the markets for our products, new product development, liquidity and macro economic conditions. All forward-looking statements included in this press release are based upon information available to Packeteer as of the date hereof. Packeteer assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. Actual results may differ materially due to a number of factors including the perceived need for our products, our ability to convince potential customers of our value proposition, the costs of competitive solutions, continued capital spending by prospective customers and macro economic conditions. These and other risks relating to Packeteer’s business are set forth in Packeteer’s Form 10-K filed with the Securities and Exchange Commission on March 16, 2007, and Packeteer’s Form 10-Qs and other reports filed from time to time with the Securities and Exchange Commission.
Packeteer, PacketShaper, PacketShaper Express are trademarks or registered trademarks of Packeteer, Inc. All other products and services are the trademarks of their respective owners.
Investor Contact
Bradley Gittings
Director, Investor Relations
408-556-4348
bgittings@packteer.com

PACKETEER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Net revenues
Product revenues	$24,654	$26,798	$69,323	$77,291
Service revenues	11,732	9,188	34,232	25,149

Total net revenues	36,386	35,986	103,555	102,440

Cost of revenues
Product costs	7,223	6,343	20,952	17,110
Service	3,717	2,946	10,579	7,708
Amortization of purchased intangible assets	635	635	1,904	1,515

Total cost of revenues	11,575	9,924	33,435	26,333

Gross profit	24,811	26,062	70,120	76,107

Operating expenses:
Research and development	8,961	8,322	27,750	22,052
Sales and marketing (includes amortization of purchased intangible assets of $316 and $317 for the three months ended September 30, 2007 and 2006, and $949 and $475 for the nine months ended September 30, 2007 and 2006, respectively)	15,879	15,327	49,922	40,017
General and administrative	3,921	3,770	12,394	9,848
In-process research and development	—	—	—	1,800

Total operating expenses	28,761	27,419	90,066	73,717

Operating income (loss)	(3,950)	(1,357)	(19,946)	2,390

Other income, net	830	807	2,526	3,094

Income (loss) before provision for income taxes	(3,120)	(550)	(17,420)	5,484

Provision for (benefit from) income taxes	(1,225)	(851)	(3,810)	1,474

Net income (loss)	$(1,895)	$301	$(13,610)	$4,010

Basic net income (loss) per share	$(0.05)	$0.01	$(0.38)	$0.12

Diluted net income (loss) per share	$(0.05)	$0.01	$(0.38)	$0.11

Shares used in computing basic net income (loss) per share	36,115	34,990	35,942	34,704

Shares used in computing diluted net income (loss) per share	36,115	35,814	35,942	35,660

Stock-based compensation included in the costs and expense line items:

Product costs	$74	$115	$277	$299
Service costs	143	201	538	529
Research and development	816	1,259	2,852	3,005
Sales and marketing	1,032	1,590	3,092	3,779
General and administrative	694	756	2,197	2,100

Total amortization of stock-based compensation	$2,759	$3,921	$8,956	$9,712

PACKETEER, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME (LOSS)
(in thousands, except per share amounts)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Non-GAAP net income (loss)	$682	$4,969	$(5,317)	$16,546

Stock-based compensation from awards	(2,737)	(3,827)	(8,890)	(9,420)
Amortization of purchased intangible assets	(951)	(951)	(2,854)	(1,990)
Stock-based compensation from acquisitions	(22)	(94)	(66)	(292)
In-process research and development	—	—	—	(1,800)
Tax impact of above	1,133	204	3,517	966

GAAP net income (loss)	$(1,895)	$301	$(13,610)	$4,010

Basic non-GAAP net income (loss) per share excluding stock-based compensation, amortization of purchased intangible assets and in-process research and development, net of taxes	$0.02	$0.14	$(0.15)	$0.48

Diluted non-GAAP net income(loss) per share excluding stock-based compensation, amortization of purchased intangible assets and in-process research and development net of taxes	$0.02	$0.14	$(0.15)	$0.46

Shares used in computing basic net income per share	36,115	34,990	35,942	34,704

Shares used in computing diluted net income per share	36,444	35,814	35,942	35,660

PACKETEER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2007	2006
Assets:
Cash, cash equivalents and investments	$79,688	$76,557
Accounts receivable, net	21,790	31,743
Inventories	8,473	3,957
Property and equipment, net	3,936	3,968
Other assets	30,152	31,042
Goodwill and other intangible assets, net	74,697	69,701

Total assets	$218,736	$216,968

Liabilities and Stockholders’ Equity

Liabilities:
Accounts payable and accrued liabilities	$25,490	$28,176
Deferred rent and other	617	179
Deferred revenue	32,129	29,104

Total liabilities	58,236	57,459

Stockholders’ equity	160,500	159,509

Total liabilities and stockholders’ equity	$218,736	$216,968

PACKETEER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine months ended
	September 30,
	2007	2006

Net cash provided by (used in) operating activities	$(519)	$17,550
Net cash provided by (used in) in investing activities	10,005	(18,906)
Net cash provided by financing activities	6,508	5,910

Net increase (decrease) in cash and cash equivalents	15,994	4,554

Cash and cash equivalents at beginning of period	39,640	36,221

Cash and cash equivalents at end of period	55,634	40,775

Investments	24,054	31,852

Total cash, cash equivalents and investments	$79,688	$72,627